Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of March 31, 2008 and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2007 and the three months ended March 31, 2008 are based on the separate historical consolidated financial statements of Perini and Tutor-Saliba. These unaudited pro forma condensed combined financial statements reflect the merger and related events using the purchase method of accounting and apply the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of March 31, 2008 reflects the merger and related events as if they had been consummated on March 31, 2008. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2007 and the three months ended March 31, 2008 reflect the merger and related events as if they had been consummated on January 1, 2007, the beginning of Perini’s 2007 fiscal year.

The pro forma adjustments are based upon available information and assumptions that the managements of Perini and Tutor-Saliba believe reasonably reflect the merger. We present the unaudited pro forma condensed combined financial statements for informational purposes only. The pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. You should read this information together with the following:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the separate historical unaudited financial statements of Perini as of and for the three months ended March 31, 2008 included in Perini’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, which are incorporated by reference into this proxy statement;

•

the separate historical audited financial statements of Perini as of and for the fiscal year ended December 31, 2007 included in Perini’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which are incorporated by reference into this proxy statement;

•	the separate historical unaudited financial statements of Tutor-Saliba as of and for the three months ended March 31, 2008, which are included in the annexes to this proxy statement; and

•	the separate historical audited financial statements of Tutor-Saliba as of and for the fiscal year ended December 31, 2007, which are included in the annexes to this proxy statement.

We prepared the unaudited pro forma condensed combined financial statements using the purchase method of accounting, with Perini as the acquirer. Accordingly, the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial statements, is allocated to the net tangible and identifiable intangible assets of Tutor-Saliba acquired in connection with the merger, based on their respective fair values. Should there be an increase in the fair value of the Tutor-Saliba tangible and/or intangible assets as of the closing date of the merger, the amount of the purchase price allocated to these assets will increase accordingly, resulting in a decrease in the amount of goodwill recorded and an increase in depreciation expense and/or amortization expense. A 10% increase in the fair value of the depreciable tangible assets could increase depreciation expense by approximately $0.1 million per year. A 10% increase in the fair value of amortizable intangible assets could increase amortization expense by $1.1 million per year.

The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The final purchase price allocation, which will be determined subsequent to the closing of the merger, and its effect on results of operations may differ significantly from the pro forma amounts included in the unaudited pro forma condensed combined financial statements. These amounts represent the managements’ best estimate as of the date of this proxy statement. In order to provide a definitive accounting of the purchase price allocation as of the date of the closing of the merger, Perini will retain valuation specialists to help establish the fair value of the net tangible and intangible assets of Tutor-Saliba as of the closing date. These valuations will primarily include valuations of the fair value of fixed assets, intangible assets such as trade name, existing customer relationships, favorable lease terms on existing leases and existing construction contract backlog. In addition, Perini will review and adjust the effective tax rate as required, and adjust estimated transaction costs to actual. Statement of Financial Accounting Standards No. 141 – “Business Combinations” – allows the acquiring company one year to complete the final analysis and accounting for the purchase price allocation related to a business combination.

In connection with the plan to integrate the operations of Perini and Tutor-Saliba, we anticipate that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance and other costs associated with exit or disposal activities, will be incurred. We are not able to determine the timing, nature and amount of these charges as of the date of this proxy statement/prospectus. However, these charges could affect the combined results of operations of Perini and Tutor-Saliba, as well as those of the combined company following the merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies or synergies resulting from the transaction, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2008

	Perini Corporation (historical)	Tutor-Saliba (historical)	Pro Forma Adjustments	Note 2		Pro Forma Combined
	(In thousands)
ASSETS:
Cash and cash equivalents	$349,749	$110,328	$(64,290)	(g	)	$395,496
			(291)	(h	)
Restricted cash	—	16,000				16,000
Short-term investments	110,337	—				110,337
Accounts receivable, including retainage	1,013,399	286,906	(8,002)	(i	)	1,291,903
			(400)	(g	)
Costs and estimated earnings in excess of billings	93,577	32,386				125,963
Advances to related parties	—	15,310	(15,310)	(g	)	—
Deferred income taxes	5,964	193				6,157
Other current assets	3,764	11,290	3,300	(a	)	18,354

Total current assets	1,576,790	472,413	(84,993)			1,964,210

Property and equipment, net	98,698	85,198	16,133	(a	)	197,412
			(2,617)	(h	)
Goodwill	27,268	21,181	746,397	(b	)	773,665
			(21,181)	(b	)
Purchased intangible assets, net	3,916	10,689	234,900	(c	)	238,816
			(10,689)	(c	)
Mineral right assets	—	12,850				12,850
Other assets	23,507	1,649	(294)	(f	)	24,862

	$1,730,179	$603,980	$877,656			$3,211,815

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)

MARCH 31, 2008

	Perini Corporation (historical)	Tutor-Saliba (historical)	Pro Forma Adjustments	Note 2		Pro Forma Combined
	(In thousands)
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current maturities of long-term debt	$5,683	$11,822				$17,505
Accounts payable, including retainage	959,168	278,850	(8,002)	(i	)	1,230,016
Billings in excess of costs and estimated earnings	186,470	57,613				244,083
Accrued expenses	128,447	27,817	30,212	(f	)	186,476

Total current liabilities	1,279,768	376,102	22,210			1,678,080

Long-term debt, less current maturities included above	13,635	26,905	(291)	(h	)	40,249
Deferred income taxes	471	1,311	87,395	(d	)	107,770
			18,593	(d	)
Royalty liabilities	—	11,361				11,361
Other long-term liabilities	39,951	3,786	55,000	(g	)	98,737

Stockholders’ equity:
Common stock	27,147	6,757	22,987	(e	)	50,134
			(6,757)	(e	)
Additional paid-in capital	163,371	11,076	856,277	(e	)	1,019,648
			(11,076)	(e	)
Retained earnings	223,353	166,581	(135,000)	(g	)	223,353
			(11,065)	(e	)
			(2,617)	(h	)
			(18,593)	(d	)
			694	(f	)
Accumulated other comprehensive income (loss)	(17,517)	101	(101)	(e	)	(17,517)

Total stockholders’ equity	396,354	184,515	694,749			1,275,618

	$1,730,179	$603,980	$877,656			$3,211,815

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2008

	Perini (historical)	Tutor-Saliba (historical)	Pro Forma Adjustments	Note 2		Pro Forma Combined
	(in thousands, except per share data)

Revenues	$1,256,336	$394,963	$(11,113)	(o	)	$1,640,186
Cost of operations	1,189,774	360,210	2,793	(k	)	1,540,677
			253	(l	)
			(11,113)	(o	)
			(1,240)	(j	)

Gross profit	66,562	34,753	(1,806)			99,509
General and administrative expenses	27,599	13,557	256	(r	)	40,718
			(694)	(q	)

Income from construction operations	38,963	21,196	(1,368)			58,791
Other income (expense), net	1,505	1,263				2,768
Interest expense	(355)	(779)	(688)	(p	)	(1,822)

Income before income taxes	40,113	21,680	(2,056)			59,737
Provision for income taxes	(14,960)	(619)	(7,533)	(s	)	(22,339)
			773	(t	)

Net income	$25,153	$21,061	$(8,816)			$37,398

Basic earnings per common share	$0.93					$0.75

Diluted earnings per common share	$0.91					$0.74

Weighted average common shares outstanding:
Basic	27,145		22,987	(u	)	50,132

Diluted	27,653		22,987			50,640

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2007

	Perini (historical)	Tutor-Saliba (historical)	Pro Forma Adjustments	Note 2		Pro Forma Combined
	(in thousands, except per share data)

Revenues	$4,628,358	$1,151,824	$127,499	(n	)	$5,875,295
			(32,386)	(o	)
Cost of operations	4,379,464	1,063,157	11,170	(k	)	5,510,638
			761	(l	)
			(883)	(m	)
			90,586	(n	)
			(32,386)	(o	)
			(1,231)	(j	)

Gross profit	248,894	88,667	27,096			364,657
General and administrative expenses	107,913	36,237	1,069	(r	)	159,495
			14,276	(n	)

Income from construction operations	140,981	52,430	11,751			205,162
Other income (expense), net	15,361	99,206	63	(n	)	114,630 (1)
Interest expense	(1,947)	(4,197)	(2,750)	(p	)	(8,962)
			(68)	(n	)

Income before minority interest and income taxes	154,395	147,439	8,996			310,830
Provision for income taxes	(57,281)	(4,399)	(51,038)	(s	)	(116,100)
			(3,382)	(t	)

Income before minority interest	97,114	143,040	(45,424)			194,730
Minority interest	—	(111)				(111)

Income from continuing operations	97,114	142,929	(45,424)			194,619
Income from discontinued operations, net of tax	—	226	(226)	(m	)	—

Net income	$97,114	$143,155	$(45,650)			$194,619

Basic earnings per common share	$3.62					$3.91

Diluted earnings per common share	$3.54					$3.86 (2)

Weighted average common shares outstanding:
Basic	26,819		22,987	(u	)	49,806

Diluted	27,419		22,987			50,406

(1)	Includes $94,105 non-recurring gain on sale of marketable securities.
(2)	Pro forma diluted earnings per share excluding the non-recurring gain on sale of marketable securities (see Note (1) above) is $2.70.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

On April 2, 2008, Perini and Tutor-Saliba entered into the Merger Agreement, pursuant to which Tutor-Saliba will merge into a wholly owned subsidiary of Perini, with Perini continuing as the surviving corporation. The transaction is to be accounted for using the purchase method of accounting. For purposes of these unaudited pro forma condensed combined financial statements, Perini has assumed the total preliminary purchase consideration in the merger to be approximately $898 million, consisting of shares of Perini common stock valued at $879 million, and approximately $19 million in transaction costs, to be paid by Perini.

Under the terms of the Merger Agreement, Perini will issue 22,987,293 shares of Perini common stock to the Tutor-Saliba shareholders in exchange for their shares of Tutor-Saliba common stock.

The unaudited pro forma condensed combined balance sheet contains a preliminary estimate of the purchase price allocation, assuming a per share value of Perini common stock of $38.25, the closing market price of Perini common stock on April 2, 2008.

The preliminary unaudited pro forma condensed combined financial statements have been prepared assuming that the merger is accounted for using the purchase method of accounting, which is referred to as purchase accounting, with Perini as the acquiring entity. Accordingly, under purchase accounting, the assets, liabilities and commitments of Tutor-Saliba are adjusted to their fair values. The preliminary unaudited pro forma condensed combined financial statements do not reflect the impact of possible revenue enhancements, cost and expense efficiencies, synergies or asset dispositions. The preliminary unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring charges that have yet to be determined or charges or credits that are not expected to have a continuing impact after twelve months succeeding the merger.

The preliminary unaudited pro forma adjustments represent each management’s estimates based on information available as of the time this proxy statement was prepared and are subject to revision as additional information becomes available and as additional analyses are performed.

The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair values of Tutor-Saliba’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair values of Tutor-Saliba’s assets, liabilities, and other items, as compared to the information shown herein, will change the portion of the purchase price allocable to goodwill and will impact the combined income statement due to adjustments in amortization or accretion related to the adjusted assets or liabilities.

Based on Perini’s shares of common stock and equity awards outstanding as of April 2, 2008, and assuming that all of the equity awards outstanding as of April 2, 2008 remain outstanding as of the effective time of the merger, the total preliminary estimated purchase price is as follows:

Stock consideration
Shares of Perini common stock to be issued for Tutor-Saliba common stock outstanding based on the closing market price of Perini common stock on April 2, 2008 of $38.25	22,987	$879,264

Total gross consideration		$879,264
Estimated transaction costs, to be paid by Perini		19,200

Total preliminary estimated purchase price		$898,464

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

Under the purchase method of accounting, the total preliminary estimated purchase price as shown in the table above is allocated to Tutor-Saliba’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of completion of the merger. The total preliminary estimated purchase price is allocated herein as follows:

	Amounts
	(In thousands)
Net tangible assets as of March 31, 2008 at estimated fair value		$4,562
Identifiable intangible assets:
Trade name	$137,000
Customer relationships	51,200
Favorable leases	23,000
Contract backlog acquired	11,500
Nevada contractor’s licenses	12,200

Total amount allocated to identifiable intangible assets		234,900
Deferred tax liabilities		(87,395)
Amount allocated to goodwill		746,397

Total preliminary estimated purchase price		$898,464

A preliminary estimate of $4.6 million has been allocated to net tangible assets acquired, $85.7 million has been allocated to amortizable intangible assets acquired, and $149.2 million has been allocated to non-amortizable intangible assets. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of income.

Identifiable intangible assets. Of the total estimated purchase price, $234.9 million has been allocated to trade name, customer relationships, favorable leases, contract backlog acquired and other. This adjustment is preliminary and based on managements’ estimate. The amount that will ultimately be allocated to identifiable intangible assets may differ materially from this preliminary allocation. Customer relationships are amortized using the straight-line method over an estimated useful life of fifteen years based on an estimate of repeat business with certain major customers. Contract backlog acquired is amortized using the straight-line method over an estimated useful life of 2.5 years. Favorable leases are amortized over the remaining terms of the leases. The Tutor-Saliba trade name and Nevada contractor’s licenses held by a subsidiary of Tutor-Saliba are the only non-amortizable intangible assets anticipated to be acquired by Perini pursuant to the merger. The Tutor-Saliba trade name was determined to have an indefinite life on the basis that Tutor-Saliba and its subsidiaries intend to continue to operate under their existing names with no existing or contemplated plan to initiate any material changes to their licensed business operations. The Nevada contractor’s licenses were determined to have indefinite lives on the basis that the licenses are critical to the success of the subsidiary’s operations for an indefinite period of time and that the subsidiary would not be able to successfully operate without these licenses in the state of Nevada, the only state in which it operates. Although these licenses require renewal every two years, they are renewable as a matter of course for a minimal fee and without requiring material modification of any existing terms or conditions of the licenses.

Deferred tax liabilities. The deferred tax liabilities reflect the estimated deferred tax liabilities associated with purchase accounting. Such deferred tax liabilities are primarily associated with the step-up to fair value of identifiable intangible assets. This determination is preliminary and subject to change based upon the final determination of the fair values of identifiable intangible assets acquired.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets.

The preliminary estimated amount of goodwill resulting from the merger of $746.4 million generally represents the value of Tutor-Saliba’s geographic market presence, accumulated experience as a general contractor, relationships with suppliers and subcontractors, management team and assembled workforce and the ability of these elements to contribute to the generation of significant future cash flows. Perini believes that the merger will provide substantial strategic and financial benefits to the company beyond what another potential market participant could realize, including the following:

•	increased scale and greater diversification of our business;

•	entry into additional high growth and high-margin markets and projects;

•

consolidation of Ronald N. Tutor’s, our chief executive officer and chairman, management activities on the growth and development of the combined company, and elimination of risk that he might leave Perini to focus on Tutor-Saliba;

•	additional management depth and enhanced management capabilities;

•	enhanced commercial building and civil business operations, due to the complementary and synergistic strengths of the two companies in these market segments;

•	greater opportunities to win new, substantial contracts to drive accelerated growth;

•	ability to use the strength of Perini’s balance sheet to win additional large civil and public works projects that required surety capacity in excess of what Tutor-Saliba was able to obtain; and

•	opportunities to realize significant synergies.

Please see “Questions and Answers About the Merger and the Meeting — Why has Perini decided to merge with Tutor-Saliba?” beginning on page 1 and “Reasons for the Merger” beginning on page 47 for a detailed discussion of the reasons for and benefits of the merger and “Opinion of UBS Securities LLC” beginning on page 59 for information regarding the Special Committee’s valuation of Tutor-Saliba.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets, “ goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event the combined management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

2. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial statements correspond to the following descriptions:

Pro Forma Adjustments to Condensed Combined Balance Sheet

(a) Adjust Tutor-Saliba’s tangible fixed assets to fair value based upon a preliminary valuation study performed by management using available information from equipment dealers and financing institutions. The step-up to fair value in property and equipment primarily reflects a favorable market for used construction equipment and the overall good condition of the Tutor-Saliba equipment fleet. The step-up to fair value in other current assets reflects a favorable market for used steel maintained in inventory.

(b) Eliminate Tutor-Saliba’s historical goodwill and record preliminary goodwill resulting from the merger. See Note 1 for a more detailed discussion.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(c) Eliminate Tutor-Saliba’s historical intangible assets and record the preliminary estimated identifiable intangible assets, which include the acquired trade name, customer relationships, contract backlog acquired, favorable leases and other. See Note 1 for a more detailed discussion.

(d) Record deferred income tax liabilities of $87,395 at 37.6% of the estimated identifiable intangible assets of $232,433. Pursuant to the merger, also record a pro forma adjustment of $18,593 to revalue the deferred income tax liabilities of Tutor-Saliba due to a change in tax rate from the subchapter S corporation election valuation rate to a subchapter C corporation valuation rate. The pro forma adjustments to the deferred income tax liabilities result in a corresponding increase in goodwill.

(e) Eliminate Tutor-Saliba’s historical equity balances and record shares of Perini common stock issued as a result of the merger.

(f) Accrue estimated remaining incremental direct and external transaction costs of $18.2 million (net of $0.3 million included in Other Assets as deferred costs and $0.7 million recorded as expense in 2008) comprised of investment banking fees ($11.5 million), legal fees ($4.3 million), accounting fees ($0.6 million), due diligence expenses ($0.6 million), and filing, printing and other costs related to the merger ($1.2 million). These estimated transaction costs were developed based on actual invoices received and managements’ estimates of the various remaining professional services to be provided. Also includes a $12 million accrual for the payment of contingent consideration by Tutor-Saliba related to the acquisition of Desert Plumbing & Heating Co. consummated by Tutor-Saliba in January 2008 described under “Information About Tutor-Saliba—Recent Developments and Expected 2008 Events” beginning on page 94. The contingent consideration payment of $12 million becomes fixed and accelerated upon Tutor-Saliba’s merger with Perini.

(g) Record the estimated distributions to be paid to Tutor-Saliba shareholders prior to the closing of the merger transaction as described under “Pre-closing Distribution of Property” beginning on page 70 (excluding the distributions of the office building, which was completed prior to March 31, 2008, and the Idaho residence, which is considered in Note 2(h) below) and “—Pre-Closing Payment of Dividends; Dividend Notes” beginning on page 79. The estimated amounts of these distributions were developed by management based on the Tutor-Saliba retained earnings and cash balances at December 31, 2007, the estimated April 2008 subchapter S corporation tax liabilities of the Tutor-Saliba shareholders, actual cash distributions made to shareholders of Tutor-Saliba in 2008, and a projection of the amount of Tutor-Saliba cash available for distribution as of the closing date.

(h) Record distribution of Ketchum, Idaho property to the Tutor-Saliba shareholders prior to the merger.

(i) Eliminate intercompany balances between Perini and Tutor-Saliba.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

Pro Forma Adjustments to Condensed Combined Statements of Income

(j) Reverse Tutor-Saliba’s amortization of intangible assets.

(k) Record the amortization of the purchased intangible assets resulting from the merger. The purchased intangible assets consist of the estimated fair value of the acquired trade name, customer relationships, favorable leases, contract backlog acquired and other. (See Note 1)

	Three Months Ended March 31, 2008	Fiscal Year Ended December 31, 2007
	(In thousands)
Amortization of purchased intangible assets:
Customer relationships	$854	$3,413
Favorable leases	789	3,157
Contract backlog acquired	1,150	4,600

	$2,793	$11,170

Trade name and other intangible assets	n.a.	n.a.

(l) Record the estimated incremental depreciation expense resulting from the step-up to fair value of the fixed assets acquired in the merger.

(m) Reverse the impact of certain properties distributed to Tutor-Saliba’s shareholders prior to the merger.

(n) Record the impact of Tutor-Saliba’s acquisitions of companies in September 2007 and January 2008, which are described under “Information About Tutor-Saliba—Recent Developments and Expected 2008 Events” beginning on page 94, as if they were both acquired as of January 1, 2007. The pro forma amounts were derived from financial statements of the acquired companies as of the respective closing dates of the acquisition transactions.

(o) Eliminate intercompany balances between Perini and Tutor-Saliba.

(p) Record interest expense on distribution payable to Tutor-Saliba shareholders.

(q) Reverse transaction costs included in Tutor-Saliba’s G&A expense.

(r) Record estimated impact of the new employment agreement between Perini and Ronald N. Tutor, chairman and chief executive officer.

(s) Record the tax effect of an assumed statutory income tax rate of 37.6% on the historical pretax income of Tutor-Saliba.

(t) Record the tax effect of an assumed statutory tax rate of 37.6% on the pro forma adjustments made.

(u) The pro forma basic and diluted earnings per common share is based on the historical weighted-average number of shares of Perini common stock used in computing basic and diluted net income per share, plus approximately 23 million shares of Perini common stock assumed to be issued in connection with the merger based on the number of shares of Perini common stock outstanding as of April 2, 2008.